Exhibit 10.1

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OpGen, Inc.

Retention Plan for Executives
(Effective September 21, 2018)

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Table of Contents
Article 1.	Establishment and Term of the Plan		1
	1.1	Establishment of the Plan	1
	1.2	Initial Term	1
	1.3	Successive Periods	1
	1.4	Change in Control Renewal	1

Article 2.	Definitions		2

Article 3.	Retention Benefits		6
	3.1	Issuance of Units	6
	3.2	Payment of Change-in-Control Benefits	7
	3.3	Coordination with Release and Delay Required by Code Section 409A	7
	3.4	Timing and Method of Payment	8

Article 4.	Other Agreements		8

Article 5.	Covenants and Agreements		8
	5.1	Covenants	8
	5.2	Assistance with Claims	9

Article 6.	Certain Change in Control Payments		9

Article 7.	Legal Fees and Notice		10
	7.1	Payment of Legal Fees	10
	7.2	Notice	10

Article 8.	Successors and Assignment		10
	8.1	Successors to the Company	10
	8.2	Assignment by the Executive	10

Article 9.	Plan Administration		10
	9.1	Plan Administrator	10
	9.2	Records, Reporting and Disclosure	10
	9.3	Discretion	11

Article 10.	Claims		12

Article 11.	Miscellaneous		12
	11.1	Indemnification	12
	11.2	Employment Status	12
	11.3	Entire Plan	12
	11.4	Severability	12
	11.5	Tax Withholding	12
	11.6	Beneficiaries	12
	11.7	Payment Obligation Absolute	13
	11.8	Contractual Rights to Benefits	13
	11.9	Modification	13
	11.10	Gender and Number	13
	11.11	Controlling Law	13

i

OPGEN, INC.
 RETENTION PLAN FOR EXECUTIVES
Article 1.   Establishment and Term of the Plan
1.1      Establishment of the Plan.  OpGen, Inc. (the "Company") hereby adopts this plan known as the "OpGen, Inc. Retention Plan for Executives" (the "Plan").  The Plan is effective as of September 21, 2018.  The Plan provides Change-in-Control Benefits to designated executives of the Company (each an "Executive" and collectively the "Executives") in connection with a Change in Control of the Company.
The Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company and its stockholders.  In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.
Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company.
1.2       Initial Term.  This Plan commenced on September 21, 2018 (the "Effective Date") and shall continue for a period of three (3) years (the "Initial Term").
1.3       Successive Periods.  The term of this Plan shall automatically be extended for one (1) additional year at the end of the Initial Term, and then again after each successive one (1) year period thereafter (each such one (1) year period following the Initial Term is referred to as a "Successive Period").  However, the Committee may terminate this Plan at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving the Executives written notice of intent to terminate the Plan, delivered at least six (6) months prior to the end of such Initial Term or Successive Period (such date, the "Notice Deadline"); provided however that the Company may not give such notice at any time when the Company is a party to an agreement which, if consummated, would result in a Change in Control.  If such notice is properly delivered by the Company, this Plan shall automatically expire at the end of the Initial Term or Successive Period then in progress.
1.4       Change in Control Renewal.  Notwithstanding the provisions of Section 1.3 herein, in the event that a Change in Control of the Company occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Plan shall automatically and irrevocably be renewed for a period of two (2) years from the effective date of such Change in Control.  This Plan shall thereafter automatically terminate following such two (2) year Change in Control renewal period; provided that such termination shall not affect or diminish the rights of Executives who become entitled to benefits or payments under this Plan prior to such termination.

Article 2. Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below.
(a) "Accountants" has the meaning set forth in Article 6.
(b) "Affiliate" means any entity that is, directly or indirectly, controlled by, under common control with or controlling the Company or any entity in which the Company has a significant ownership interest as determined by the Committee.
(c) "Board" means the Board of Directors of the Company.
(d) "Cause" means:  (i) Executive's commission of a felony; (ii) any act or omission of Executive constituting dishonesty, fraud, immoral or disreputable conduct that causes material harm to the Company; (iii) Executive's violation of Company policy that causes material harm to the Company; (iv) Executive's material breach of any written agreement between Executive and the Company which, if curable, remains uncured after notice; or (v) Executive's breach of fiduciary duty to the Company.
(e) "Change in Control" means any of the following:
(i) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a "person" that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; or
(ii) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(A) which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the Successor) directly or indirectly, at least a majority of the combined voting power of the Successor's outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor; provided, however, that no person or group shall be treated for purposes of this Section 1(b) as beneficially owning 50% or more of the combined voting power of the Successor solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(iii) The Company's stockholders approve a liquidation or dissolution of the Company.
In addition, if a Change in Control constitutes a payment event under this Plan that provides for the deferral of compensation and is subject to Code Section 409A, the transaction or event described in subsection (i), (ii) or (iii) with respect to such award (or portion thereof) must also constitute a "change in control event," as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.
The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a "change in control event" as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.  If the Board does not consist of at least a majority of directors in office at the Effective Date, or successors nominated by the then-existing Board (the "Continuing Directors"), the determination as to whether a Change in Control has occurred shall be made by the Continuing Directors only.
(f) "Change in Control Period" means the time period that begins six (6) months immediately prior to, and continues until the elapse of twenty-four (24) months immediately following a Change in Control of the Company.
(g) "Change-in-Control Benefits" means the payments under the Units described in Article 3.
(h) "Code" means the United States Internal Revenue Code of 1986, as amended, and any successors thereto, and the regulations thereunder.
(i) "Committee" means the Compensation Committee of the Board or its successor.  If no such Committee is in existence, "Committee" means the Board.
(j) "Company" means OpGen Inc., a Delaware corporation, or any successor thereto as provided in Section 8.1 herein.  The term "Company" shall include a Subsidiary or Affiliate of OpGen, Inc., including a Subsidiary or Affiliate of OpGen, Inc. by merger, consolidation or liquidation or purchase of assets or stock or similar transaction.

(k) "Delay Period" has the meaning set forth in Section 3.3(b).
(l) "Disability" means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.  Whether an Executive has a Disability shall be determined by the Committee.  The Committee may rely on any determination that an Executive is disabled for purposes of benefits under any long-term disability plan maintained by the Company in which an Executive participates.
(m) "Effective Date" has the meaning set forth in Section 1.2.
(n) "Effective Date of Termination" means the earlier of (i) the date on which a Qualifying Termination occurs, as defined hereunder, which triggers the payment of Change-in-Control Benefits hereunder, and (ii) the second anniversary of the Change in Control.
(o) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(p) "Executives" means those officers designated by the Board or Committee as the "executive officers" of the Company, as such term is defined under the Exchange Act.
(q) "Good Reason" means any of the following, without Executive's consent:  (i) a material diminution of Executive's responsibilities or duties (provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself be deemed to be a diminution of Executive's responsibilities or duties); (ii) material reduction in the level of Executive's base salary; (iii) relocation of the office at which Executive is principally based to a location that is more than fifty (50) miles from the location at which Executive performed his or her duties immediately prior to the effective date of a Change in Control; (iv) failure of a Successor in a Change in Control to assume this Plan; or (v) the Company's material breach of any written agreement between Executive and the Company.  Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Plan.  Additionally, before Executive may terminate employment for a Good Reason, Executive must notify the Company in writing within thirty (30) days after the initial occurrence of the event, condition or conduct giving rise to Good Reason, the Company must fail to remedy or cure the alleged Good Reason within the thirty (30) day period after receipt of such notice if capable of being cured within such thirty-day period, and, if the Company does not cure the Good Reason (or it is incapable of being cured within such thirty-day period), then Executive must terminate employment by no later than thirty (30) days after the expiration of the last day of the cure period (or, if the event condition or conduct is not capable of being cured within such thirty-day period, within thirty (30) days after initial notice to the Company of the violation).  Transferring Executive's employment to a Successor is not itself Good Reason to terminate employment under this Plan, provided, however, that subparagraphs (i) through (v) above shall continue to apply to Executive's employment by the Successor.  This definition is intended to constitute a "substantial risk of forfeiture" as defined under Treasury Regulation 1.409A-1(d).

(r)  "Initial Term" has the meaning set forth in Section 1.2.
(s)  "Notice Deadline" has the meaning set forth in Section 1.3.
(t)   "Notice of Termination" means a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.
(u)   "Parachute Payment Ratio" shall have the meaning set forth in Article 6.
(v)   "Plan" shall have the meaning set forth in Section 1.1.
(w)  "Proceeding" has the meaning set forth in Section 5.2(a).
(x)   "Qualifying Termination" means, once a Change in Control actually occurs, if such event occurs within the Change in Control Period:  (i) a termination of the Executive's employment by the Company other than a termination for Cause, death, or Disability that is, in any case, effected by a Notice of Termination delivered to the Executive by the Company; or (ii) a termination of the Executive's employment for Good Reason pursuant to a Notice of Termination delivered to the Company by the Executive.
(y)   "Release Effective Date" shall have the meaning set forth in Section 3.1(c).
(z)   "Specified Employee" means any Executive described in Code Section 409A(a)(2)(B)(i).
(aa) "Subsidiary" means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.
(bb) "Successive Period" has the meaning set forth in Section 1.3.
(cc) "Total Payments" has the meaning set forth in Article 6.
(dd) "Transaction Value" means all economic value of a Change in Control transaction to the Company, including any debt or other obligations assumed by the surviving entity in the transaction, amounts paid to the Company or its stockholders, milestone payments, earn-outs and forgiveness of indebtedness.  For purposes of this definition,
(i) in the case of the sale, exchange or purchase of the Company's equity securities, the total consideration paid for such securities (including amounts paid to holders of options, warrants and convertible securities), and

(ii) in the case of a sale or disposition by the Company of assets, the total consideration paid for such assets, plus the net value of any current assets not sold by the Company.
Amounts paid into escrow and contingent payments in connection with any Change in Control transaction, as the case may be, will be included as part of the economic value.  Any escrow agreement shall provide that compensation paid under issued Units shall be paid to the Executives at or prior to the payment of such amounts to the Company or its stockholders.  Any compensation arising from contingent consideration shall be made when the contingent consideration is paid to the Company or its stockholders.  Transaction Value also includes the aggregate amount of any (A) dividends or other distributions declared by the Company with respect to its stock after the date hereof, other than normal recurring cash dividends in amounts not materially greater than currently paid, and (B) amounts paid by the Company to repurchase any securities of the Company outstanding on the date hereof.
If any portion of the Change in Control transaction is paid in the form of securities, the value of such securities, for purposes of calculating the Transaction Value, will be determined as set forth in the definitive agreement or, if not so set forth, by the average of the last sales prices for such securities on the five trading days ending five days prior to the consummation of the Change in Control transaction.
(ee) "Units" means the retention units issued to the Executives under Article 3 of this Plan, each Unit equal to one percent (1%) of the Transaction Value of a Change in Control of the Company.  The total Units issued under this Plan at any point in time shall not exceed four percent (4%) of the Transaction Value.  The Committee may issue fractional Units to Executives.
Article 3. Retention Benefits

3.1      Issuance of Units.  The Committee shall issue Units to the Executives at such times, with or without a term, as it determines to be advisable.  If Units are granted with a term, such term shall be automatically extended if, at the stated expiration of the term of the Units, the Company is actively engaged in negotiation of a transaction that, if consummated, would be a Change in Control.  If such extension occurs, the term of the Units shall continue until consummation of the Change in Control, and be subject to all protections of this Plan, or shall automatically expire if the proposed transaction is terminated and not consummated.  All Units shall be documented with a Units agreement.

(a) Vesting of Units.  The Units shall vest and become payable only in the event the Executive has a Qualifying Termination during a Change in Control Period, or remains employed by the Company or its successor at the Effective Termination Date.  If Units become payable at the Effective Termination Date, payment shall be made in a lump sum within sixty (60) days of such Effective Termination Date, subject to the provisions of Section 3.3 herein.
(b) No Payment of Change in Control Benefits.  The Executive shall not be entitled to receive payment of Change in Control Benefits under the Units if the Executive's employment with the Company ends for reasons other than a Qualifying Termination, either before or during the Change in Control Period.

(c) General Release.  As a condition to receiving payment of Change in Control Benefits, the Executive shall be obligated to execute a general waiver and release of claims in favor of the Company, its current and former Subsidiaries, Affiliates and stockholders, and the current and former directors, officers, employees, and agents of the Company and such Subsidiaries and Affiliates substantially in the form attached to this Plan as Exhibit A, and any revocation period for such release must have expired, in each case within sixty (60) days of the date of termination.  The date upon which the executed release is no longer subject to revocation shall be referred to herein as the "Release Effective Date".  Any payments under Units shall commence only after the Release Effective Date.
3.2       Payment of Change-in-Control Benefits.  In the event the Executive becomes entitled to receive Change-in-Control Benefits, as provided in Section 3.1 herein, the Unit(s) issued to the Executive shall vest and be earned, and paid in accordance with Section 3.4 herein.
3.3       Coordination with Release and Delay Required by Code Section 409A.
(a) To the maximum extent possible, all amounts payable hereunder are intended to be exempt from the requirements of Code Section 409A and this Plan shall be construed and administered in accordance with such intention.
(b) Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a Specified Employee, then, once the release required by Section 3.1(c) is executed and delivered and no longer subject to revocation, any payment that is considered deferred compensation under Code Section 409A payable on account of a "separation from service" shall be made on the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such "separation from service" of the Executive, and (ii) the date of the Executive's death (the "Delay Period") to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3.3(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and any remaining payments due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)   Notwithstanding anything herein to the contrary, if and only to the extent any payment or benefit constitutes "nonqualified deferred compensation" as defined in Code Section 409A, then:
(i)    The Executive's right to receive any installment payment pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.
(ii)    Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iii)   A Qualifying Termination shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a Qualifying Termination unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a " Qualifying Termination," "termination of employment" or like terms shall mean "separation from service."
(iv)   No payment will be subject to offset unless otherwise permitted by Code Section 409A.
(v)   Notwithstanding any provisions in this Plan to the contrary, whenever a payment under this Plan may be made upon the Release Effective Date, and the period in which the Executive could execute the release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the succeeding calendar year.
3.4       Timing and Method of Payment. Subject to Article 6 and Section 3.3:
(a) Change-in-Control Benefits.  Change-in-Control Benefits shall be paid in a single lump sum cash payment, less withholding for all applicable Federal, state and local taxes and other applicable withholdings and deductions, no later than sixty (60) days after the Executive's Effective Date of Termination, subject to the Executive's execution of a Release and, if applicable, the expiration of any revocation period for such Release within such 60-day period.
(b) General Rules.  In the event of an Executive's death after he becomes entitled to Change in Control Benefits under the Plan, but prior to full payment of all Change in Control Benefits due to such Executive, any remaining Change in Control Benefits due to the Executive under Section 3.2 herein shall be paid to the Executive's estate in a lump sum payment within sixty (60) days following written notification of the Executive's death.  Interest will not be credited on any unpaid Change in Control Benefit due to an Executive.  Payment(s) shall be made by direct deposit or by mailing to the last address provided by the Executive to the Company or such other reasonable method as determined by the Committee.
Article 4.  Other Agreements
Nothing in this Plan shall diminish any benefits paid to the Executive under an existing employment or severance agreement with the Company.
Article 5.  Covenants and Agreements
5.1       Covenants.  This Plan shall have no effect on the validity or enforceability by the Company or its Subsidiaries or Affiliates of any and all confidentiality, assignment of inventions, non-solicitation, non-competition, non-disparagement and cooperation covenants of the Executive made under any other plan, agreement or other instruments between the Executive and the Company or one of its Subsidiaries or Affiliates.  Any such covenants shall remain in full force and effect for the time period(s) set forth in such other plan, agreement or instrument, or if no time period is so set forth, perpetually.

5.2       Assistance with Claims.
(a) Each Executive agrees, that, during and after the Executive's employment by the Company, the Executive shall assist the Company, on a reasonable basis, in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative ("Proceeding") and shall assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to the Executive's services.
(b) Each Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims.
(c) Each Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or private) of the Company or its Subsidiaries (or its actions), regardless of whether a lawsuit has then been filed against the Company or its Subsidiaries with respect to such investigation.
Article 6.  Certain Change in Control Payments
Notwithstanding any provision of the Plan to the contrary, if any payments or benefits an Executive would receive from the Company under the Plan or otherwise in connection with the Change in Control (the "Total Payments") (a) constitute "parachute payments" within the meaning of Code Section 280G, and (b) but for this Article 6, would be subject to the excise tax imposed by Code Section 4999, then such Executive will be entitled to receive either (i) the full amount of the Total Payments or (ii) a portion of the Total Payments having a value equal to One Dollar ($1) less than three (3) times such individual's "base amount" (as such term is defined in Code Section 280G(b)(3)(A)), whichever of (i) and (ii), after taking into account applicable Federal, state, local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by such employee on an after-tax basis, of the greatest portion of the Total Payments.  Any determination required under this Article 6 shall be made in writing by the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants"), whose determination shall be conclusive and binding for all purposes upon the applicable Executive and the Company.  For purposes of making the calculations required by this Article 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Code Sections 280G and 4999.  If there is a reduction pursuant to this Article 6 of the Total Payments to be delivered to the applicable Executive, the payment reduction contemplated by the preceding sentence shall be implemented by determining the Parachute Payment Ratio (as defined below) for each "parachute payment" and then reducing the "parachute payments" in order beginning with the "parachute payment" with the highest Parachute Payment Ratio.  For "parachute payments" with the same Parachute Payment Ratio, such "parachute payments" shall be reduced based on the time of payment of such "parachute payments," with amounts having later payment dates being reduced first.  For "parachute payments" with the same Parachute Payment Ratio and the same time of payment, such "parachute payments" shall be reduced on a pro rata basis (but not below zero) prior to reducing "parachute payments" with a lower Parachute Payment Ratio.  For purposes hereof, the term "Parachute Payment Ratio" shall mean a fraction the numerator of which is the value of the applicable "parachute payment" for purposes of Code Section 280G and the denominator of which is the actual present value of such payment.

Article 7.   Legal Fees and Notice
7.1       Payment of Legal Fees.  In the event of a dispute arising under the Plan following a Change in Control, the Company shall reimburse an Executive for costs of litigation or other disputes including, without limitation, reasonable attorneys' fees incurred by the Executive in reasonably asserting any claims or defenses under this Plan.  With respect to other disputes, each party shall bear their own costs.
7.2       Notice.  Any notices, requests, demands, or other communications provided for by this Plan shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at the address set forth in Section 9.1.
Article 8.  Successors and Assignment
8.1       Successors to the Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The terms of this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the "Company" for purposes of this Plan.
8.2       Assignment by the Executive.  This Plan shall inure to the benefit of and be enforceable by each Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If an Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive's beneficiary.  If an Executive has not named a beneficiary, then such amounts shall be paid to the Executive in accordance with the Company's regular payroll practices or to the Executive's estate, as applicable.
Article 9.  Plan Administration
9.1       Plan Administrator. The Committee shall be the "administrator" within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.  The Committee can be reached c/o OpGen, Inc., 708 Quince Orchard Road, Gaithersburg, Maryland 20878, Attention:  Compensation Committee Chair and Chair of the Board.
9.2       Records, Reporting and Disclosure. The Committee shall keep a copy of all records relating to the payment of Change in Control Benefits to Executives and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Company and to each Executive for examination during business hours except that an Executive shall examine only such records as pertain exclusively to the examining Executive and to the Plan. The Committee shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Change in Control Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

9.3       Discretion. Any decisions, actions or interpretations to be made under the Plan by the Committee shall be made in its sole and absolute discretion, subject to the terms of the Plan and applicable law, and need not be uniformly applied and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties, with respect to denied claims for Change in Control Benefits. Not in limitation, but in amplification of the foregoing and of the authority conferred upon the Committee, the Company specifically intends that the Committee and its duly authorized delegates have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation, and benefits. The decisions by the Committee or any delegates shall be conclusive and binding, and any interpretation, determination, or other action by them is intended to be subject to the most deferential standard of review. Such standard of review is not to be affected by any real or alleged conflict of interest on the part of the Committee or its delegates. In addition to the duties and powers described hereunder and elsewhere in this Plan, the Committee or its delegate is specifically given the discretionary authority and such powers as are necessary for the proper administration of the Plan, including, but not limited to, the following:  (i) to resolve ambiguities or inconsistencies; (ii) to supply omissions and the like; (iii) to make determinations, grants, or denials of the amount, manner, and time of payment of any Change in Control Benefits under the terms of the Plan; (iv) to authorize its agents or delegates to execute or deliver any instrument or make payments on the Committee's behalf or with respect to the Plan; (v) to select and retain counsel, service providers and vendors, employ agents, and provide for such clerical, accounting, actuarial, legal, consulting and/or claims processing services as it deems necessary or desirable to assist the Committee in the administration of the Plan; (vi) to prepare and distribute, in such manner as the Committee determines to be appropriate, summary plan descriptions and other information explaining the Plan; (viii) to furnish the Company, upon request, such annual reports with respect to the administration of the Plan as the Committee deems reasonable and appropriate; (ix) to receive, review and keep on file, as the Committee deems necessary or appropriate, reports of Plan payments and reports of disbursements for expenses; and (x) in general to decide and/or settle questions and disputes, and all such authorizations, interpretations, determinations, decisions and settlements shall be  final and binding for purposes of the Plan.

Notwithstanding any of the foregoing, if a dispute arises with respect to the payment of Change in Control Benefits after a Change in Control, the standard of review shall be de novo in any court proceeding.

Article 10.  Claims
If an Executive believes that he is entitled to benefits under the Plan which are not being paid, the Executive may submit a written claim for payment to the Committee.  The Executive must make an initial claim within sixty (60) days of termination of employment in order to be eligible for benefits.  Any claim for benefits must be in writing, addressed to the Committee and must be sufficient to notify the Committee of the benefit being claimed.  If the claim is denied, the Committee shall, within a reasonable period of time, provide the Executive with a written notice of denial.  The notice will include the specific reasons for denial, the provisions of the Plan on which the denial is based, and the procedure for a review of the denied claim.  Where appropriate, it will also include a description of any additional material or information necessary to complete or perfect the claim and an explanation of why that material or information is necessary.  The Executive may request in writing a review of a claim denied by the Committee and may review pertinent documents and submit issues and comments in writing to the Committee.  The Committee shall provide the Executive with a written decision upon such request for review of a denied claim.  The decision of the Committee upon such review shall be final; provided, however, the Executive shall have the right to pursue adjudication of a claim in a court of competent jurisdiction once this appeal process is complete.
Article 11.   Miscellaneous
11.1       Indemnification. To the maximum extent permitted by law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.
11.2       Employment Status.  Except as may be provided under any other agreement between the Executive and the Company, the employment of any Executive by the Company is "at will" and may be terminated by either the Executive or the Company at any time, subject to applicable law.
11.3       Entire Plan.  This Plan supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.
11.4       Severability.  In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect.
11.5       Tax Withholding.  The Company may withhold from any benefits payable under this Plan all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.
11.6       Beneficiaries.  The Executive may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Plan.  Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee.  The Executive may make or change such designation at any time.

11.7       Payment Obligation Absolute.  Except as provided in Section 3.3, the Company's obligation to make the payments provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else.  The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Plan.
11.8       Contractual Rights to Benefits.  This Plan establishes and vests in the Executives a contractual right to the benefits to which he or she is entitled hereunder.  However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
11.9       Modification.  The Plan may be amended or terminated by the Board in any manner and at any time, provided (a) that the termination of the Plan shall be subject to the provisions of Section 1.3 and Section 1.4 and (b) no termination or amendment of the Plan will be permitted during (i) any period when the Company is party to an agreement which, if consummated, would result in a Change in Control or (ii) during the two year period immediately following a Change in Control, in either case to the extent such amendment adversely alters or impairs any rights or obligations of an Executive under the Plan or any Units agreement.
11.10      Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
11.11      Controlling Law.  This Plan shall be construed and enforced according to the laws of the State of Delaware (without reference to principles or provisions governing conflicts of laws) to the extent not preempted or superseded by Federal laws of the United States.  Any provision of this Plan that is determined by a court to be in conflict with any applicable Federal or State laws shall be deemed amended by this paragraph to conform to the minimum requirements of such laws, except to the extent they are preempted by ERISA.